Exhibit 10.6

FOREFRONT TECH HOLDINGS ACQUISITION CORP

Suite 210, 2nd Floor, Windward III, Regatta Office Park, PO Box 500

Grand Cayman, Cayman Islands, KY1-1106

April 29, 2026

Re:	Administrative Services Agreement

Ladies and Gentlemen:

This letter of agreement by and between Forefront Tech Holdings Acquisition Corp (the “Company”) and Next Lion Sponsor Holdings LLC (“Sponsor”), dated as of the date hereof, will confirm our agreement that, commencing on the date the securities of the Company are first listed on the Nasdaq Global Market (the “Listing Date”), pursuant to a Registration Statement on Form S-1 and prospectus filed with the U.S. Securities and Exchange Commission (the “Registration Statement”) and continuing until the earlier of the consummation by the Company of an initial business combination or the Company’s liquidation (in each case as described in the Registration Statement) (such earlier date hereinafter referred to as the “Termination Date”):

(i) The Sponsor shall make available (or cause other persons to make available) to the Company, at Suite 210, 2nd Floor, Windward III, Regatta Office Park, PO Box 500, Grand Cayman, Cayman Islands, KY1-1106 (or any successor location of the Sponsor), certain office space (including utilities) and administrative services (including secretarial and administrative support) (collectively, the “Services”) as may be reasonably required by the Company. To the extent the Company utilizes any Services during the period beginning on the Listing Date and ending on the Termination Date, the Company shall pay the Sponsor(and the Sponsor will receive on behalf of itself or, to the extent it causes another person to make support available to the Company, as nominee on behalf of such other person) as reimbursement for such Services the sum of up to $10,000 per month.

(ii) The Sponsor hereby irrevocably waives any and all right, title, interest, causes of action and claims of any kind as a result of, or arising out of, this letter agreement (each, a “Claim”) in or to, and any and all right to seek payment of any amounts due to it out of, the trust account established for the benefit of the public shareholders of the Company and into which substantially all of the proceeds of the Company’s initial public offering will be deposited (the “Trust Account”), and hereby irrevocably waives any Claim it may have in the future, which Claim would reduce, encumber or otherwise adversely affect the Trust Account or any monies or other assets in the Trust Account, and further agrees not to seek recourse, reimbursement, payment or satisfaction of any Claim against the Trust Account or any monies or other assets in the Trust Account for any reason whatsoever.

This letter agreement constitutes the entire agreement and understanding of the parties hereto in respect of its subject matter and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby.

This letter agreement may not be amended, modified or waived as to any particular provision, except by a written instrument executed by the parties hereto.

No party hereto may assign either this letter agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party; provided, however, that the Sponsor may assign this letter agreement, in whole or in part, to Sponsor or any other person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, Sponsor without the prior written approval of the Company. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee.

This letter agreement constitutes the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

[Signature Page Follows]

Very truly yours,

FOREFRONT TECH HOLDINGS ACQUISITION CORP

By:	/s/ Peter Bilitsch
Name:	Peter Bilitsch
Title:	Chief Executive Officer

AGREED TO AND ACCEPTED BY:

NEXT LION SPONSOR HOLDINGS LLC

By: Next Lion Limited, its Managing Member
By:	/s/ Yap Shon Leong
Name:	Yap Shon Leong
Title:	Authorized Signatory and Director

[SIGNATURE PAGE TO ADMINISTRATIVE SERVICES AGREEMENT]